Exhibit 99.1

PRESS RELEASE

May 3, 2007

CRESCENT BANKING COMPANY

P.O. Box 2020, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 43rd consecutive quarterly cash dividend on its common stock. The dividend of $.16 per share is payable on May 31, 2007 to holders of record on May 16, 2007.

The Company’s net income for the quarter ended March 31, 2007 totaled $1.5 million, which represented net income per share on a basic and a fully diluted basis of $0.58 and $0.56, respectively. In comparison, the Company had total net income for the quarter ended March 31, 2006 of $1.4 million, which represented net income per share on a basic and a fully diluted basis of $0.55 and $0.53, respectively.

The Company’s loan portfolio increased from $697.3 million at December 31, 2006 to $712.5 million at March 31, 2007, a $15.2 million increase. Loans increased $100.9 million, or 16.5 percent, from the previous year. The Company now has 11 full service offices, two loan production offices and a corporate office, located in seven counties in north Georgia.

Don Boggus, the Company’s President, stated: “While we are very pleased with our performance, we did experience lower loan growth during the first quarter of 2007 in addition to experiencing pressure on our interest margin. However, our year over year loan growth of 16.5 percent was strong. The slowdown in loan growth in the first quarter of 2007 was mainly affected by an increase in loan prepayments due to sales of construction developments and competitive pricing.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $805.4 million and consolidated shareholders’ equity of approximately $63.1 million, or $24.19 per share, as of March 31, 2007. The Company had approximately 2.6 million shares of common stock outstanding at March 31, 2007. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”